Exhibit 99.1

NEWS RELEASE

Susser Provides First Quarter 2014 Operating Results Update
Earnings Conference Call Set for May 7 at 10 a.m. ET
CORPUS CHRISTI, Texas, April 15, 2014 - Susser Holdings Corporation (NYSE: SUSS) and Susser Petroleum Partners LP (NYSE: SUSP) today provided partial operating results for the first quarter of 2014.
Susser Holdings expects to report:

▪
Same-store merchandise sales growth of approximately 1.9 percent, compared to growth of 4.2 percent for the year-earlier period, which included the Easter holiday. This year, Easter falls in the second quarter.

▪
Retail average per-store fuel volume growth of approximately 2.0 percent, compared to growth of 4.1 percent for the year-earlier period. Excluding the 47 Sac-N-Pac stores acquired at the end of January, the average gallons per store grew by 4.2% compared to the first quarter of 2013.

Susser Petroleum Partners expects to report total gallons sold of approximately 433 million for the first quarter, an increase of approximately 18% over the first quarter of 2013.
New Locations Update
Susser Holdings opened two new Stripes® convenience stores during the first quarter and acquired 47 convenience stores at the end of January that are currently operating under the Sac-N-Pac brand. The Company operated 629 retail convenience stores as of the end of March, 402 of which included an in-store restaurant offering. The Company has acquired 1 additional convenience store to date in the second quarter, and currently has 17 under construction.

27 new dealer sites were added in the wholesale segment during the first quarter, including 19 acquired in conjunction with the Sac-N-Pac acquistion, and two sites were discontinued for a total of 616 contracted branded sites as of March 31, consisting of 99 consignment locations and 517 other independent branded dealer locations.

Susser Holdings and Susser Petroleum Partners completed sale leaseback transactions for seven new Stripes locations during the first quarter at a total cost of $27.3 million. Since the initial public offering of units in Susser Petroleum Partners was completed in September 2012, Susser has completed sale leaseback transactions for a total of 40 newly-built stores at a cumulative cost of $160.7 million.

Earnings Conference Call
Susser Holdings and Susser Petroleum Partners will release their first quarter financial and operating results before the market opens on Wednesday, May 7. In conjunction with these news releases, management will hold a combined conference call the same day at 10 a.m. Eastern Time (9 a.m. Central Time) to discuss both companies' results. The call will be broadcast live over the Internet. Investors may participate either by phone or audio webcast.

By Phone:	Dial 480-629-9819 at least 10 minutes before the call. A replay will be available through May 14 by dialing 303-590-3030 and using the access code 4680249#.

By Webcast:
Connect to the webcast via the Events and Presentations pages of Susser Holdings Corporation’s Investor Relations website at http://investor.susser.com or Susser Petroleum Partners LP’s Investor Relations website at http://investor.susserpetroleumpartners.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

Susser Holdings Corporation is a third-generation family led business based in Corpus Christi, Texas that operates 630 convenience stores in Texas, New Mexico and Oklahoma, with over 580 under the Stripes® banner and 47 under the Sac-N-Pac banner. Restaurant service is available in over 400 of its stores, primarily under the proprietary Laredo Taco Company® brand. Susser Holdings is also majority owner and owns the general partner of Susser Petroleum Partners LP, which distributes approximately 1.6 billion gallons of motor fuel annually to Stripes® stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma, and Louisiana.

Forward-Looking Statements
This news release contains "forward-looking statements" which may describe Susser's objectives, expected results of operations, targets, plans, strategies, costs, anticipated capital expenditures, potential acquisitions, new store openings and/or new dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competitive pressures from convenience stores, gasoline stations, other non-traditional retailers located in our markets and other wholesale fuel distributors; dangers inherent in storing and transporting motor fuel; pending or future consumer or other litigation or adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; inability to build or acquire and successfully integrate new stores; volatility in crude oil and wholesale petroleum costs; increasing consumer preferences for alternative motor fuels, or improvements in fuel efficiency; general economic, financial and political conditions; our dependence on our subsidiaries for cash flow generation, including SUSP, and our exposure to the business risks of SUSP by virtue of our controlling ownership interest; operational limitations imposed by our contractual arrangements with SUSP; our ability to comply with federal and state regulations including those related to alcohol, tobacco and environmental matters; wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking; costs associated with employee healthcare requirements; compliance with, or changes in, tax laws-including those impacting the tax treatment of SUSP; dependence on two principal suppliers for merchandise; dependence on suppliers for credit terms; seasonality; dependence on senior management and the ability to attract qualified employees; acts of war and terrorism; dependence on our information technology systems; severe weather; cross-border risks associated with the concentration of our stores in markets bordering Mexico; impairment of goodwill or indefinite lived assets; and other unforeseen factors.

For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Company's most recently filed annual report on Form 10-K and subsequent quarterly filings. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Contacts:
Susser Holdings Corporation	Dennard-Lascar Associates
Susser Petroleum Partners LP	Anne Pearson, Senior Vice President
Mary Sullivan, Chief Financial Officer	(210) 408-6321, apearson@dennardlascar.com
(361) 884-2463, msullivan@susser.com	Ben Burnham, Vice President
(773) 599-3745, bburnham@dennardlascar.com

# # #